SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934
                            (Amendment No. ____)

                        Filed by the Registrant [ ]
               Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to  240.14a-11(c) or  240.14a-12

                          Excal Enterprises, Inc.
               ----------------------------------------------
              (Name of Registrant as Specified in its Charter)


                        EP Opportunity Fund, L.L.C.
  -----------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed:

                              PROXY STATEMENT
                                     of
                        EP OPPORTUNITY FUND, L.L.C.


     IN OPPOSITION TO THE BOARD OF DIRECTORS OF EXCAL ENTERPRISES, INC.
                               for use at the
         ANNUAL MEETING OF STOCKHOLDERS OF EXCAL ENTERPRISES, INC.
                                 to be held
                               AUGUST 5, 1999

                                INTRODUCTION

         This Proxy Statement, which is first being sent to holders of the common stock, par value $0.001 per share (the "Common Stock") of Excal Enterprises, Inc., a Delaware corporation (the "Company"), on or about July 27, 1999 is furnished by EP Opportunity Fund, L.L.C. (the "Fund"), Eisenberg Partners, L.L.C. ("Eisenberg Partners"), the Manager of the Fund, and Jeffrey Eisenberg, the Manager of Eisenberg Partners, in connection with the Fund's solicitation of proxies for use at the Company's 1999 Annual Meeting of Stockholders, to be held at the University Club, located on the 38th floor of One Tampa Center, Tampa Florida, on August 5, 1999 at 1:30 p.m. (the "Annual Meeting"), or any adjournments or postponements of such meeting. Stockholders of record at the close of business on June 22, 1999 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. According to the Company, 4,256,240 shares of Common Stock were outstanding on the Record Date. As of the Record Date, the Fund, Eisenberg Partners and Jeffrey Eisenberg beneficially owned an aggregate of 600,000 shares of Common Stock. The address of the Company is 100 North Tampa Street, Suite 3575, Tampa, Florida 33602.

         The Fund is soliciting proxies for the following matters, which are more fully described in this Proxy Statement:

1. To elect Jeffrey Eisenberg to the Company's Board of Directors to serve as the Class I director;

2. To adopt a proposal amending the Company's Second Amended and Restated Bylaws to provide that all action to be taken by the Board of Directors shall be taken by the unanimous vote of all of the directors then holding office and requiring the affirmative vote of at least 75% of the shares entitled to vote at a meeting of stockholders to amend the provision.

         The Fund urges you to vote FOR the election of its nominee as director and FOR the ratification of the other proposal described in this Proxy Statement by signing the enclosed BLUE proxy form as soon as possible. IF YOU HAVE ALREADY SENT A PROXY TO MANAGEMENT OF THE COMPANY, YOU CAN REVOKE THAT PROXY BY MERELY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY FORM OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

                  VOTING TO SUPPORT THE FUND'S INITIATIVES

         If you wish to support the Fund's nominee and the other proposal described in this Proxy Statement, please vote on the BLUE proxy form. Please note that management has circulated supplemental proxy materials and proxy cards with respect to the proposal. If you wish to vote in favor of the proposal, you may do so with the supplemental proxy card. However, you may only vote for the Fund's nominee on the BLUE proxy form. If you later vote on management's proxy form - even if it is to withhold authority to vote for management's nominee - you will revoke your previous vote for the Fund's nominee.

         Although you may vote more than once, only one proxy with respect to each matter will be counted at the Annual Meeting, and that will be your latest dated, validly executed proxy. Any stockholder giving a proxy may revoke the same at any time by (i) giving written notice of revocation to the Secretary of the Company, (ii) by submitting a later dated proxy with a different vote; or (iii) by attending the meeting and voting in person.

         Because only a stockholder's latest dated proxy will count with respect to any matter voted upon, a stockholder choosing to vote for the Fund's nominee on the BLUE proxy form is giving up the right to choose the director nominated by the Board of Directors. Moreover, a stockholder CANNOT use the proxy card supplied by management to vote for the election of Mr. Eisenberg. Execution of the BLUE proxy form will not affect your right to attend the Annual Meeting and vote in person. The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Second Amendment and Restated Bylaws (the "Bylaws") do not require stockholders who have voted by proxy to notify the Company's secretary of their attendance at the Annual Meeting and intention to vote at the Annual Meeting in order to revoke such proxy.

         Shares of Common Stock represented by properly executed BLUE proxies will be voted as directed, or if no specific direction is indicated, will be voted FOR the Fund's nominee and FOR ratification of the Fund's proposal. Such proxies will also be voted in the discretion of the proxy holders with regard to any other matter which may be brought to a vote at the Annual Meeting. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments or postponements thereof and will not be used for any other meeting.


                           YOUR VOTE IS IMPORTANT

         No matter how many or how few shares you own, we urge you to promptly sign, date and mail (or fax both sides of) the enclosed BLUE proxy card to vote for the proposals.

         Voting "Street Name" Shares: If you hold your shares in the name of one or more brokerage firms, banks or nominees, only they can exercise voting rights with respect to your shares and only upon receipt of your specific instructions. So it is critical that you promptly sign, date and mail the enclosed BLUE proxy card in the envelope provided or contact the person responsible for your account and give instructions to sign, date and mail the BLUE proxy card representing your shares. The Fund urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to the in care of Beacon Hill Partners, Inc., who is assisting in this solicitation, at the address and telephone numbers set forth below and on the back cover of this Proxy Statement, so that the Fund will be aware of all instructions and can attempt to ensure that such instructions are followed.

         The Fund is not aware of any proposals other than the proposals contained in the Company's proxy materials to be brought before the Annual Meeting. However, should other proposals be brought before the Annual Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters in their discretion.

         If you have any questions regarding your proxy, or need assistance in voting your shares, please call:

                         BEACON HILL PARTNERS, INC.
                        90 BROAD STREET, 20TH FLOOR
                          NEW YORK, NEW YORK 10004
                      (212) 843-8500 (CALL COLLECT) OR
                       CALL TOLL-FREE (800) 475-9320
                             FAX (212) 843-4384


             BACKGROUND AND REASONS FOR THE FUND'S SOLICITATION

Business Operations of the Company

         Until 1994, the Company's principal line of business had been in the automotive services industry. In 1994, the Company acquired certain real estate located in Jacksonville, Florida known as the "Imeson Center" as part of a settlement with Sears Roebuck & Co. for certain claims by the Company in connection with the termination by Sears of an agreement between Sears and the Company. The property includes a two-story building consisting of approximately 1,666,000 square feet of leaseable office and warehouse space, and several outparcels of vacant land. Since 1997, the Company's primary business activity has consisted of serving as landlord with respect to the Imeson Center. As of March 31, 1999, all but 41,000 square feet of the Imeson Center was leased.

         The Securities and Exchange Commission (the "SEC") has filed suit against the Company alleging, among other things, that the Company has materially understated the value of the Imeson Center. The Company has disclosed that it is aware that other parties have subsequently prepared appraisals and valuations of the Imeson Center in connection with various litigation and that "some of these appraisals and valuations have placed the value of this property substantially higher than the Company's original valuation."

         In September 1997, the Company mortgaged the Imeson Center as security for a five year, $13,500,000 loan bearing interest at the rate of 9% per annum. The Company stated in its Annual Report on Form 10-K for the nine months ended March 31, 1999 (the "Form 10-K") that it plans to use the proceeds from leveraging the Imeson Center to acquire additional new core businesses, among other things. The Company's stated objective is to identify and acquire a company that will be used as a springboard to future growth. The Company stated in the Form 10-K that management believes this will be best accomplished by acquiring a company that is a leader in a niche segment of a large market or in an industry that will lend itself to a consolidation strategy.

         In December 1998, the Company acquired for $1.5 million Roxbury Industries Corp ("Roxbury"), which produces and distributes knit products licensed by professional and major college sports teams. The former common stockholders of Roxbury exchanged their common stock for 1,040,816 shares of Roxbury convertible preferred stock, par value $0.001. The preferred stock does not contain preferential rights to distributions, does not have voting rights and is convertible into Roxbury common stock beginning on July 15, 2002. The number of shares that the preferred stock will convert into varies based on the performance of Roxbury. Since December 1998, the Company's sports licensing segment, consisting solely of Roxbury, has lost over $500,000 (before taxes), almost one-quarter of its total investment.

         The information contained in the preceding four paragraphs has been obtained from the Form 10-K.

         During September 1997, the Fund purchased nearly 200,000 shares of the Company's Common Stock at an average price of approximately $5.50 per share. The Fund believed, based upon its assessment of the fair market value of the Imeson Center and the experience of its manager in valuing companies, that the Company's Common Stock was undervalued and that the Company could increase stockholder value by selling or liquidating the Company. On numerous occasions since September 1997, the Fund has urged the Company to consider liquidating or selling.

         The Fund believes that the Company's expansion plan is misguided. Furthermore, the Fund does not believe that the Company's management has demonstrated any competence to carry out such an expansion plan. As stated in the Form 10-K, the Company is seeking to become a leader in a niche segment of an unspecified large market or in an unspecified industry that will lend itself to a consolidation strategy. The Company's management has not demonstrated experience in mergers and acquisitions or in consolidating industries. Furthermore, management has not limited itself to industries in which it has demonstrated experience and may very well acquire businesses in which management has no prior experience. The Fund believes that the poor performance of the Company's newly acquired sports licensing segment is indicative of the risks inherent in acquiring new businesses. The Fund believes, based upon the business experience of its Manager, that the stockholders of the Company would realize significantly greater value from receiving the cash proceeds from a sale or liquidation of the Company than if the Company were to invest its assets in new lines of business.

Furthermore, the Fund believes that a thorough and proper independent appraisal of the property should be made and that the Company should be sold or liquidated. The Fund has not obtained reports from independent consultants as to whether the Fund's proposal or similar proposals will enhance stockholder value. There can be no assurance that if the Fund's nominee is elected and the Fund's proposal is adopted that the Company's performance will improve or that stockholder value will be maximized or enhanced.

         The Fund also particularly notes the significant drain on the Company's financial and other resources arising out of litigation brought against the Company and certain of its current and former officer and/or directors. As noted in the Form 10-K, the SEC has filed suit in the Federal District Court for the Middle District of Florida against the Company, R. Park Newton, III (a director of the Company and the former President and Chief Executive Officer), and others alleging that the Company and in various instances the named individuals: (i) during the fiscal years 1991 through 1993 concealed the loss of the Company's principal customers as licensed dealers and filed false periodic reports under the Securities Exchange Act of 1934, as amended, with respect thereto; (ii) falsified the Company's books and records in order to conceal the loss of its principal customers, including using allegedly fictitious invoices to deceive the Company's auditors; and, (iii) understated the value of commercial real estate received by the Company in a contractual settlement with Sears in order to reduce the Company's income tax liability. As a result of this and other litigation, the Company has spent over $1 million during the last two years on litigation related expenses. The Fund believes that these matters should be quickly settled, the persons responsible for the violations of law should bear the responsibility for their actions and that the Company should be run for the benefit of its stockholders, not its lawyers.

Communications with the Company

         As a result of the Fund's analysis of the Company's operations and stock price, in November, 1997, the Fund met with the Company's management at the Company's Jacksonville, Florida property to discuss the Company's current and future operations. After remaining unsatisfied with the Company' financial prospects and intended plans, in September 1998, the Fund sent a letter to the Company notifying it of the Fund's intention to nominate Mr. Eisenberg for election as a Class III director and to bring certain proposals to a vote at the 1998 Annual Meeting. The Fund also provided the Company with the appropriate information required under its Bylaws for stockholders to bring director nominations and proposals at the Annual Meeting. Because of certain technical matters, the Fund's nomination and proposal were not brought before stockholders at the November 1998 meeting.

         In early 1999, the Company indicated in a Current Report on Form 8-K filed with the SEC its intention to change its fiscal year end to March 31, 1999 but failed to give notice of the date of the new stockholders meeting. In June 1999, in compliance with the timing disclosed in the Company's 1998 proxy statement, the Fund sent a letter to the Company notifying it of the Fund's intention to nominate Mr. Eisenberg for election as a Class I director and to bring a proposal to a vote at the 1999 Annual Meeting. The Company had attempted to keep the Fund's proposal from being voted upon by stockholders by claiming that the Fund's notice wasn't timely and sought the concurrence of the SEC that the Fund's proposal could be kept out of the Company's proxy materials . However, the SEC declined to concur with the Company's position and on or about July 20, 1999, the Company mailed a supplement to its own proxy materials containing the Fund's proposal.

Board Nomination

         The Fund, which beneficially owns approximately 14.1% of the issued and outstanding shares of Common Stock as of the record date, believes that it is in the best interests of the stockholders of the Company that directors be elected to the Company's Board of Directors who are in favor of taking steps intended to result in the maximization of the stockholders' investment in the Company, which could include (among other actions) the solicitation, review and negotiation of offers to merge or acquire the Company on terms that are fair and in the best interests of all stockholders of the Company. The Fund believes that the election of Mr. Eisenberg will be in the best interests of stockholders of the Company because Mr. Eisenberg will attempt to focus the attention of the Board of Directors on actions that will lead to maximizing the value of the Common Stock of the Company. The Fund has not obtained reports from independent consultants as to whether the Fund's proposal or similar proposals will enhance stockholder value. There can be no assurance that if the Fund's nominee is elected that the Company's performance will improve or that stockholder value will be maximized or enhanced.

         Mr. Eisenberg, who is the Manager of Eisenberg Partners, L.L.C., the Manager of the Fund, is an attorney and investment manager who is highly experienced in the areas of financial and investment analysis, as well as the negotiation and consummation of mergers, acquisitions and other change of control transactions. See "Information Concerning The Fund And Its Nominee." The election of Mr. Eisenberg as a Class I director will require the affirmative vote of a plurality of the shares of Common Stock voting in the election at the Annual Meeting.

Proposal to Amend Bylaws

         If Mr. Eisenberg is elected, he will be only one of three directors. The purpose of the Fund's proposal to amend the Company's Bylaws to require a unanimous vote for all director action would empower Mr. Eisenberg as a minority member of the Board of Directors. While Mr. Eisenberg would not be able to take any affirmative action as a minority director, he would be able to prevent the Board of Directors from taking any further action that would negatively affect stockholders. The proposal would also require the affirmative vote of at least 75% of the shares entitled to vote at a meeting of stockholders to amend or repeal the provision. In the event Mr. Eisenberg is elected but is unsuccessful over the next year in persuading the Board of Directors to actively pursue his intent to maximize stockholder value, the Fund would probably seek to elect another director at the Company's 2000 Annual Meeting and repeal the Bylaw change. Repeal of the Bylaw change could be difficult as it would require the affirmative vote of at least 75% of the shares entitled to vote at a meeting of stockholders. If successful in electing this second director in 2000 and repeal the Bylaw change, the Board of Directors of the Company would be controlled by persons nominated by the Fund and who, the Fund believes, would seek to maximize stockholder value by seeking to effect a sale or liquidation of the Company.


                            ELECTION OF DIRECTOR

         The Company's Board of Directors currently consists of three directors. The Board of Directors is divided into three equal classes consisting of one director each. At each annual meeting of stockholders, members of one of the classes, on a rotating basis, are elected for a three-year term. One director is up for election at the 1999 Annual Meeting as a Class I director. The individual elected at the 1999 Annual Meeting will serve for the term expiring at the Annual Meeting of Stockholders in 2002.

         The nominee for Class I director receiving the highest number of votes at the Annual Meeting will be elected to fill that position. Abstentions and broker non-votes will be counted for purposes of determining a quorum at the Annual Meeting. If a quorum is present at the Annual Meeting, abstentions, broker non-votes and shares not represented at the Annual Meeting in person or by proxy will have no effect on the election.

         In the event Mr. Eisenberg is elected, the Fund will obtain representation on the Company's Board of Directors. Stockholders may wish to refer to the proxy statement of the Company, dated June 28, 1999 for additional information regarding the background, qualifications and other information concerning the Company's nominee and additional information about the Company required to be included in the Company's proxy solicitation materials under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission.

         If Mr. Eisenberg is elected and takes office as a director, he intends to: (i) undertake his duties as a director of the Company in compliance with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors, (ii) take action to solicit, and cause the Board to review and negotiate, offers to merge or acquire the Company on terms that are fair and in the best interests of all stockholders of the Company and (iii) urge the Board to adopt any other measures he deems advisable in light of the then current circumstances aimed at enhancing the value of the Common Stock.

         Since the Fund's nominee, if elected, would only constitute a minority of the Company's three person Board of Directors, the adoption of measures aimed at enhancing the value of the Common Stock would require the approval of at least one other director of the Company. If the Proposal is adopted, adoption of any such measure would require the approval of both of the other directors. There can be no assurance that the Board will approve such measures. However, the Fund believes that such results and approval are more likely if there are persons elected to the Company's Board of Directors who are committed to achieving such results. IF ELECTED, THE FUND'S NOMINEE IS COMMITTED TO ATTEMPTING TO PERSUADE THE COMPANY'S BOARD OF DIRECTORS TO ADOPT MEASURES AIMED AT ENHANCING THE VALUE OF THE COMMON STOCK.

         Mr. Eisenberg has consented to serve as a director if elected. If he should be unable to serve for any reason, which is not now anticipated, the persons named as proxies on the BLUE proxy form will vote for such other person as they shall determine in their discretion.

The Fund urges you to vote FOR the election of its nominee as director.


              INFORMATION CONCERNING THE FUND AND ITS NOMINEE

         As of the Record Date, the Fund held 600,000 shares of the Company's Common Stock, which, as of the Record Date, constituted 14.1% of the Company's outstanding shares of Common Stock. As such, and based upon filings required to be made with the SEC by holders of 5% or more of the Company's Common Stock, the Fund was the second largest stockholder of the Company and the largest independent stockholder. The Fund was established, and is managed, by Eisenberg Partners, L.L.C., of which Jeffrey Eisenberg serves as the Manager. The Fund primarily seeks to make investments in publicly traded companies which appear to offer significant potential appreciation. The Fund is located at 77 West Wacker Drive, Chicago, Illinois, 60601. The telephone number of the Fund is (312) 456-9500.

         Mr. Jeffrey Eisenberg, who is 34 years old, is the Manager of Eisenberg Partners, L.L.C., the Manager of the Fund, a position he has held since 1996. Mr. Eisenberg is a licensed attorney and holds a J.D. degree from Northwestern University and an M.M. degree from the J.L. Kellogg Graduate School of Management at Northwestern University. He earned a B.B.A. degree in Finance and Real Estate from the University of Texas at Austin.

         Prior to founding Eisenberg Partners, L.L.C., Mr. Eisenberg served as a partner and Managing Director at the investment management firm of Angelo, Gordon & Co., L.P., in New York, New York, and was with that firm since 1992. While at Angelo, Gordon, Mr. Eisenberg specialized in identifying, analyzing and valuing public and private investments, conducting due diligence, negotiating with sellers, buyers, lenders, partners, and management, and monitoring and enhancing the value of investments. In this capacity, Mr. Eisenberg participated in a significant number of real estate investments, including with respect to commercial properties similar in nature to the commercial property which constitutes the Company's primary asset and source of revenues.

         The following is a list of all of the transactions in the Company's Common Stock by the Fund, its Manager and Mr. Eisenberg prior to the Record Date. None of the purchase price or market value of any of the shares of Common Stock held by the Fund is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the knowledge of the Fund, neither Mr. Eisenberg nor any of the associates of the Fund or of Mr. Eisenberg (referred to herein as the "Associates") own any Common Stock beneficially (other than indirectly through their respective interests in the Fund) or of record.

      Date              Number of Shares          Price Paid
      ----              ----------------          ----------

    09/02/97                 5,000                   $4.63
    09/12/97                35,000                   $5.08
    09/15/97                20,000                   $5.24
    09/16/97                25,000                   $5.25
    09/17/97                15,000                   $5.25
    09/22/97                15,000                   $5.50
    09/23/97                20,000                   $5.66
    09/24/97                40,000                   $5.82
    09/25/97                24,000                   $5.86
    01/07/98                85,000                   $4.37
    01/08/98               131,500                   $4.36
    01/14/98                56,352                   $4.61
    01/15/98                15,000                   $4.56
    01/16/98                 2,300                   $4.62
    01/20/98               110,848                   $4.43
                           -------
     Total                 600,000

         Neither the Fund, its Manager or its associates, or Mr. Eisenberg or his Associates, is now, or within the past year has been, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

         Except as described herein, neither the Fund, its Manager or its associates, or Mr. Eisenberg or his Associates, has any interest in the matters to be voted upon at the Annual Meeting, other than an interest as a stockholder in the Company. Neither the Fund, its Manager or Mr. Eisenberg or his Associates has been convicted in any criminal proceeding during the last ten years.

         Neither the Fund, its Manager or its associates, or Mr. Eisenberg or his Associates, has any arrangement or understanding with any person with respect to: (i) any future employment with the Company or its affiliates, or (ii) with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

         The Fund estimates that its total expenditures relating to the solicitation of proxies for the Annual Meeting will be approximately $60,000 (including, without limitation, costs related to advertising, printing, fees of attorneys, public relations and transportation). Total cash expenditures to date relating to this solicitation have been approximately $10,000. Should the Company initiate, or cause the Fund to initiate, litigation regarding this proxy solicitation, the Fund's expenditures in connection with this solicitation would increase, perhaps significantly. If successful in arranging a sale or merger of the Company or otherwise enhancing stockholder value, the Fund may seek reimbursement of its expenses from the Company. The Fund does not currently expect to submit such reimbursement to a vote of stockholders.


                            STOCKHOLDER PROPOSAL

         Section 5.06 of the Company's Second Amended and Restated Bylaws currently provides that except as otherwise provided by law, the act of a majority of the directors present at a meeting at which a quorum is present at the time shall be the act of the Board of Directors. The Fund intends to propose Section 5.06 of the Company's Second Amended and Restated Bylaws be amended to provide as follows:

          "RESOLVED, that Section 5.06 of the Company's Second Amended and Restated Bylaws shall be deleted in its entirety and shall be replaced with the following: 'Section 5.06 Vote Required for Action. Except as otherwise provided by law, all action to be taken by the Board of Directors shall be taken by the unanimous vote of all of the directors then holding office. Notwithstanding any other provisions of these by-laws to the contrary, the affirmative vote of at least 75% of the shares entitled to vote at a meeting of stockholders shall be required to alter, amend or repeal this Section 5.06.'"

         As indicated above, the Fund will nominate Jeffrey Eisenberg to serve as a Class I director of the Company. If Mr. Eisenberg is elected, he would be only one of three directors. By proposing that all board actions require unanimity, we are trying to empower Mr. Eisenberg to prevent management's misguided expansions plans and to enable him to effectively negotiate with the Company's management and remaining directors to seek to maximize stockholder value through a sale or merger of the Company. However, there can be no assurance that if the Fund's nominee is elected and the Fund's proposal is adopted that the Company's performance will improve or that stockholder value will be maximized or enhanced. If the Fund's proposal is adopted, it could make the taking of action by the Board of Directors more difficult, as the absence or incapacity of one director could prevent the Board of Directors from acting. In addition, to the extent a single director disagreed with any proposal, such director would have a veto over the proposed action which could lead to deadlocks of the Company's Board of Directors.

         The Fund urges you to vote FOR the ratification of its proposal.


                  RATIFICATION OF APPOINTMENT OF AUDITORS

         The Company's management has selected Pender Newkirk & Company to continue as the Company's independent auditors. The Fund believes that management's selection of Pender Newkirk & Company as the Company's independent auditors for the year ending June 30, 1999, is an appropriate selection and it is soliciting proxies to vote in favor of the proposal to ratify such appointment.

       THE FUND URGES YOU TO VOTE YOUR SHARES "FOR" THE RATIFICATION
               OF THE APPOINTMENT OF THE COMPANY'S AUDITORS.


                               REQUIRED VOTE

         The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting is required to (i) elect the director, (ii) approve the Fund's proposal and
(iii) ratify the selection of Pender Newkirk & Company as the Company's independent auditors for the year ended March 31, 2000. Abstentions and broker non-votes will not be counted and have no effect.


                               OTHER MATTERS

         Stockholders are referred to the Company's proxy statement, dated June 28, 1999, in connection with the solicitation by the Company's Board of Directors of proxies for the Annual Meeting, for information concerning:
(i) beneficial ownership of Company securities by 5% or more holders, directors and executive officers of the Company, (ii) the committees of the Company's Board of Directors, (iii) the meetings of the Company's Board of Directors and all committees thereof, (iv) the background of the Company's nominee to the Company's Board of Directors, (v) the compensation and remuneration paid and payable to the Company's directors and management and
(vi) the submission of stockholder proposals at the Company's 2000 annual meeting of stockholders. Neither the Fund nor Mr. Eisenberg has any independent knowledge as to the accuracy of the proxy statement of the Company's Board of Directors.

         The entire expense of preparing and mailing this Proxy Statement and any other soliciting material and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, attorneys, public relations, transportation and litigation) will be borne by the Fund. In addition to the use of the mails, proxies may be solicited, if required, by the Fund or employees of Eisenberg Partners, L.L.C., the Manager of the Fund, by telephone, telegraph, electronic mail, facsimile and personal solicitation. The Fund has also engaged Beacon Hill Partners, Inc. to solicit proxies on its behalf. Beacon Hill Partners will receive $20,000 for its activites on behalf of the Fund plus an addition $20,000 if the Fund's nominee is elected and the Fund's proposal is approved. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to certain beneficial owners of the Common Stock that such institutions hold, and the Fund will reimburse such institutions for their reasonable out-of-pocket expenses in complying with such request.


                           YOUR VOTE IS IMPORTANT

         NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, PLEASE VOTE

FOR THE FUND'S NOMINEE AND FOR THE OTHER PROPOSALS DESCRIBED HEREIN BY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY FORM AS SOON AS POSSIBLE. ONLY YOUR LATEST DATED PROXY COUNTS. EVEN IF YOU HAVE ALREADY RETURNED A PROXY TO THE COMPANY'S BOARD OF DIRECTORS, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY FORM OR BY VOTING IN PERSON AT THE ANNUAL MEETING. NO OTHER ACTION, OTHER THAN SIGNING, DATING OR MAILING THE ENCLOSED BLUE PROXY FORM, OR VOTING IN PERSON AT THE ANNUAL MEETING, IS REQUIRED TO REVOKE A PROXY PREVIOUSLY GIVEN TO THE COMPANY'S BOARD OF DIRECTORS.

                                 IMPORTANT

         Your vote is important. No matter how many shares you own, please give the Fund your proxy FOR the election of Jeffrey Eisenberg as its Nominee, FOR the ratification of the appointment of independent auditors, and FOR the approval of the Bylaw Amendment Proposal by taking three steps:

         1.   SIGNING the enclosed BLUE proxy card,

         2.   DATING the enclosed BLUE proxy card, and

         3. MAILING the enclosed BLUE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States). Registered holders may FAX BOTH SIDES of the enclosed BLUE proxy card TODAY to Beacon Hill Partners, Inc. at the number provided below.

         If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, please return the BLUE proxy card in the envelope provided or contact the person responsible for your account and instruct that person to execute the BLUE proxy card representing your shares. The Fund urges you to confirm in writing your instructions to the Fund in care of Beacon Hill Partners, Inc., at the address provided below so that the Fund will be aware of all instructions given and can attempt to ensure that such instructions are followed.

         If you have any questions or require any additional information concerning this Proxy Statement, please contact, Beacon Hill Partners, Inc. at the address set forth below.

                         BEACON HILL PARTNERS, INC.
                              90 BROAD STREET
                                 20TH FLOOR
                          NEW YORK, NEW YORK 10004
                       (212) 843-8500 (CALL COLLECT)
                      OR CALL TOLL-FREE (800) 475-9320
                            FAX: (212) 843-4384

                              [FORM OF PROXY]

STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THIS FORM OF BLUE PROXY IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED. YOUR PROMPT RESPONSE WILL BE APPRECIATED.

                          EXCAL ENTERPRISES, INC.

          PROXY SOLICITED ON BEHALF OF EP OPPORTUNITY FUND, L.L.C.

         The undersigned, having received the Proxy Statement for the Company's 1999 annual meeting relating to the proposals listed below, appoints Jeffrey Eisenberg, Eda Eisenberg and Susan Rabinowitz, and each or either of them, as proxies, with full power of substitution and resubstitution, to vote all shares of Common Stock of Excal Enterprises, Inc. which the undersigned is entitled to vote, in the manner specified.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS.

Proposal 1:    Election of Directors

Election of Jeffrey Eisenberg for a term expiring at the 2002 annual meeting of stockholders.
                     __                            __
                    |__| FOR                      |__| WITHHOLD

Proposal 2: Amendment of Bylaws

Amend the Company's Second Amended and Restated Bylaws to provide that all action to be taken by the Board of Directors shall be taken by the unanimous vote of all of the directors then holding office requiring the affirmative vote of at least 75% of the shares entitled to vote at a meeting of stockholders to amend the provision.
                 __             __               __
                |__| FOR       |__| AGAINST     |__| ABSTAIN

Proposal 3: Relationship with Independent Certified Public Accountant

Pender Newkirk & Company to serve as the independent certified public accountants for the Company for the current fiscal year ended March 31, 2000.
                 __             __               __
                |__| FOR       |__| AGAINST     |__| ABSTAIN

         Should any other matters requiring a vote of the shareholders arise, the above-named proxies are authorized to vote the same in accordance with their best judgment in the interest of the Company. The Board of Directors is not aware of any matter that is to be presented for action at the meeting other than the matters set forth herein.

         This proxy revokes all prior proxies and voting instructions.



Dated:              , 1999          ____________________________________
                                    (SEAL)

                                    ____________________________________
                                    (SEAL)


                                    (Please sign exactly as name or names
                                    appear hereon. Executors, administrators, trustees or other representatives should so indicate when signing.)

                                                         2